As filed with the Securities and Exchange Commission on November 2, 2015

Registration No. 333-204855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLANTIC CAPITAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Georgia	3280 Peachtree Road NE, Suite 1600 Atlanta, Georgia 30305	20-5728270
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification Number)

FIRST SECURITY GROUP, INC. 2012 LONG-TERM INCENTIVE PLAN

FIRST SECURITY GROUP, INC. 2002 LONG-TERM INCENTIVE PLAN

FIRST SECURITY GROUP, INC. 401(k) AND EMPLOYEE STOCK OWNERSHIP PLAN

(Full title of the plans)

Douglas L. Williams

President and Chief Executive Officer

Atlantic Capital Bancshares, Inc.

3280 Peachtree Road NE, Suite 1600

Atlanta, Georgia 30305

(404) 995-6050

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	482,850 (3)	N/A (4)	N/A (4)	N/A (4)
	50,000 (5)	$11.05 (6)	$552,500 (6)	$56 (6)
Total	532,850			$56

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan (the “401(k) ESOP”).
(2)	This registration statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act.
(3)	This Post-Effective Amendment No. 1 on Form S-8 covers 482,850 shares of common stock of Atlantic Capital Bancshares, Inc. (the “Company”) originally registered on the Registration Statement on Form S-4 to which this is an amendment. This amount includes: (i) 467,791 shares of common stock that may be issued pursuant to outstanding stock options previously granted under the First Security Group, Inc. 2012 Long-Term Incentive Plan (the “2012 Plan”) and (ii) 15,059 shares of common stock of the Company that may be issued pursuant to outstanding stock options previously granted under the First Security Group, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan” and, together with the 2012 Plan and the 401(k) ESOP, each, a “Plan” and collectively the “Plans”), which were assumed by the Company on October 31, 2015 pursuant to the Agreement and Plan of Merger, dated as of March 25, 2015 (as amended on June 8, 2015, the “Merger Agreement”), by and between First Security Group, Inc. (“First Security”) and the Company. Pursuant to the Merger Agreement, each First Security stock option outstanding at the effective time of the merger became exercisable for shares of common stock in the Company, adjusted to reflect the Merger Agreement exchange ratio of 0.188 shares of Company common stock for each share of First Security common stock.
(4)	The registration fees in respect of such shares of Company common stock were paid in connection with the original filing on June 10, 2015 of the Company’s Registration Statement on Form S-4 (Registration No. 333-204855). Such Registration Statement was declared effective on September 14, 2015.
(5)	This Post-Effective Amendment No. 1 on Form S-8 covers 50,000 shares of common stock of the Company under the 401(k) ESOP, which was assumed by the Company on October 31, 2015 pursuant to the Merger Agreement. Pursuant to the Merger Agreement, each First Security share of common stock outstanding at the effective time of the merger was converted into the right to receive 0.188 shares of Company common stock.
(6)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act, based upon the book value of a share of Company common stock as of September 30, 2015, the latest practicable date.

EXPLANATORY NOTE

The Company hereby amends its Registration Statement on Form S-4 (Registration No. 333-204855), which was declared effective on September 14, 2015, by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of common stock, no par value per share, that are issuable by the Company pursuant to the Plans. The Form S-4 (Registration No. 333-204855), as amended by this Post-Effective Amendment No. 1, is referred to herein as the “Registration Statement.” On October 31, 2015, pursuant to the Merger Agreement, the Company assumed the obligations of First Security under the Plans as set forth on the cover page of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Joint Proxy Statement/Prospectus filed pursuant to Rule 424(b) of the Securities Act, relating to the Company’s Registration Statement on Form S-4 (File No. 333-204855), filed with the Commission on September 15, 2015;

(b) The Company’s Current Reports on Form 8-K* filed with the Commission on September 18, 2015, September 28, 2015, October 8, 2015, October 19, 2015, October 22, 2015 and October 27, 2015;

(c) The Annual Report on Form 10-K for First Security for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015;

(d) First Security’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2015;

(e) First Security’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the SEC on May 8, 2015 and August 5, 2015, respectively; and

(f) First Security’s Current Reports on Form 8-K* filed with the SEC on March 25, 2015, March 26, 2015, March 27, 2015, May 8, 2015 (as amended on May 11, 2015), June 10, 2015, June 23, 2015, August 5, 2015, August 26, 2015, September 25, 2015, October 13, 2015, October 22, 2015, and October 27, 2015.

(g) The description of the Company’s common stock, no par value, contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Securities Act with the Commission on October 30, 2015, including any amendment or report filed for the purpose of updating such description; and

(h) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the period referred to in (a), above.

*	We are not incorporating and will not incorporate by reference into this Registration Statement past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

As of the date of Registration Statement, attorneys at Womble Carlyle Sandridge & Rice, LLP beneficially own an aggregate of 20,000 shares of the Company’s common stock.

Item 6.	Indemnification of Directors and Officers.

Under our articles of incorporation and bylaws, each of our directors and officers shall be indemnified by us for reasonable expenses, judgments, fines, penalties, and amounts paid in settlement (including attorneys’ fees), incurred in connection with any proceeding brought because he or she is or was a director or officer of the Company, provided that the individual conducted himself or herself in good faith and reasonably believed that such conduct was (a) in the case of conduct in his or her official capacity, in the best interests of the Company, (b) in all other cases, at least not opposed to the best interests of the Company, and (c) in the case of any criminal proceeding, he or she had no reasonable cause to believe such conduct was unlawful. We shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if (a) he or she furnishes the Company written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification, as described above, and (b) he or she furnishes the Company a written undertaking, executed personally or on his or her behalf, to repay any advance if it is ultimately determined that he or she is not entitled to indemnification. In addition, our amended and restated articles of incorporation also provide that each of our directors and officers has the right to be indemnified by us to the maximum extent permitted under Georgia law.

Under the Georgia Business Corporation Code (the “GBCC”), a Georgia corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporation’s best interest (or not opposed thereto), as set forth in the GBCC. Under the GBCC, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. The GBCC permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon: (a) the director’s certification that he or she acted in good faith and in the corporation’s best interest (or not opposed thereto); and (b) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The GBCC also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 7.	Exemption From Registration Claimed.

On October 26, 2005, First Security’s Board of Directors authorized a plan to buy back up to 500,000 shares of First Security’s common stock in open market transactions; as of July 20, 2006, First Security had repurchased all 500,000. The majority of the stock was purchased directly by First Security’s Employee Stock Ownership Plan (ESOP), although a portion was purchased by First Security. On July 20, 2006, First Security sold all 170,147 shares repurchased to the ESOP for $11.03 per share in a private sale under Section 4(2) of the Securities Act; this transaction resulted in a net increase to First Security stockholders’ equity of approximately $163 thousand. First Security originally purchased the 170,147 shares at an average price of $10.07 per share. Following this transaction, the ESOP owned 500,000 First Security shares to be used to match employee 401(k) contributions as well as incentive driven ESOP profit sharing opportunities. The First Security Group, Inc. 401(k) and Employee Stock Ownership Plan was assumed by the Company on October 31, 2015 pursuant to the Merger Agreement. Pursuant to the Merger Agreement, each First Security share of common stock outstanding at the effective time of the merger was converted into the right to receive 0.188 shares of Company common stock.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

4.3	Form of Stock Certificate of Atlantic Capital Bancshares, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP as to the legality of the common stock being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Crowe Horwath LLP.

24	Powers of Attorney (included on signature page).

99.1	First Security Group, Inc. 2012 Long-Term Incentive Plan (As Amended and Assumed).

99.2	First Security Group, Inc. 2002 Long-Term Incentive Plan (As Amended and Assumed).

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Atlantic Capital Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-204855) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of November, 2015.

ATLANTIC CAPITAL BANCSHARES, INC.

By:	/s/ Douglas L. Williams
Douglas L. Williams
President and Chief Executive Officer

Each of the undersigned, being a director and/or officer of Atlantic Capital Bancshares, Inc. (the “Company”), hereby nominates, constitutes and appoints Douglas L. Williams and Patrick Oakes, or any one of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-204855) (the “Registration Statement”) or other appropriate form relating to the issuance of certain shares of the common stock, no par value, of the Company in connection with the First Security Group, Inc. 2012 Long-Term Incentive Plan, the First Security Group, Inc. 2002 Long-Term Incentive Plan, and the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes to the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (Registration No. 333-204855) has been signed by the following persons in the capacities indicated as of November 2, 2015.

/s/ Douglas L. Williams		/s/ Patrick Oakes
Name:	Douglas L. Williams	Name:	Patrick Oakes
Title:	President and Chief Executive Officer and Director (principal executive officer)	Title:	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Walter M. Deriso, Jr.		/s/ Henchy R. Enden
Name:	Walter M. Deriso, Jr.	Name:	Henchy R. Enden
Title:	Chairman of the Board of Directors	Title:	Director

/s/ John N. Foy		/s/ Douglas J. Hertz
Name:	John N. Foy	Name:	Douglas J. Hertz
Title:	Director	Title:	Director

/s/ Adam G. Hurwich		/s/ Brian D. Jones
Name:	Adam G. Hurwich	Name:	Brian D. Jones
Title:	Director	Title:	Director

/s/ D. Michael Kramer		/s/ Stephen Levey
Name:	D. Michael Kramer	Name:	Stephen Levey
Title:	Director	Title:	Director

/s/ R. Charles Shufeldt
Name:	Larry D. Mauldin	Name:	R. Charles Shufeldt
Title:	Director	Title:	Director

/s/ Marietta Edmunds Zakas
Name:	Marietta Edmunds Zakas
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Atlantic Capital Bancshares, Inc.

Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

4.3	Form of Stock Certificate of Atlantic Capital Bancshares, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 filed with the Commission on June 10, 2015 (File No. 333-204855)).

5	Opinion of Womble Carlyle Sandridge & Rice, LLP as to the legality of the common stock being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Crowe Horwath LLP.

24	Powers of Attorney (included on signature page).

99.1	First Security Group, Inc. 2012 Long-Term Incentive Plan (As Amended and Assumed).

99.2	First Security Group, Inc. 2002 Long-Term Incentive Plan (As Amended and Assumed).